Form 4   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of Reporting Person* (Last)(First)(Middle)
Kelley, Brad M.

(Street) 	1600 Jean LaFitte

(City)(State)(Zip) 	Boca Grande, FL 33921

2.  Issuer Name and Ticker or Trading Symbol 	Touch America Holdings,Inc
 (NASDAQ:TAA)

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)NA

4.  Statement for (Month/Day/Year) 03/24/2003

5.  If Amendment, Date of Original (Month/Day/Year)N/A
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

___Director	___Officer (give title below)		   X   10% Owner
___Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)

   X    Form filed by One Reporting Person	_____Form filed by More than One
 Reporting Person






Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. 	Title of Security 	Common Stock
(Instr. 3)

2.	Transaction Date (03/19/2003)


2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code	Code
Instr. 8)		V		______

4.	Securities Acquired (A)		Amount 26,400 shares
(Instr. 3, 4 and 5)			price 0.46 share
					cost 12,543.68
					date 03/19/03



5.	Amount of Securities Beneficially Owned Following Reported
Transactions(s)
(Instr. 3 and 4)13,328,400 shares

6.	Ownership Form: Direct (D) or Indirect (I) D
(Instr. 4)

7.	Nature of Indirect Beneficial Ownership N/A
(Instr. 4)


Table II  Derivative Securities Acquired, Disposed of, or Beneficially
 Owned (e.g., puts, calls, warrants, options, convertible securities) N/A


Brad M. Kelley_____________________03/24/2003______
**Signature of Reporting Person		Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).